Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2019	2018
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$430,983	$405,978
Management fee revenue - administrative services, net	13,951	13,074
Administrative services reimbursement revenue	142,480	145,963
Service agreement revenue	6,692	7,145
Total operating revenue	594,106	572,160

Operating expenses
Cost of operations - policy issuance and renewal services	365,504	348,630
Cost of operations - administrative services	142,480	145,963
Total operating expenses	507,984	494,593
Operating income	86,122	77,567

Investment income
Net investment income	8,517	6,820
Net realized investment gains (losses)	2,503	(465)
Net impairment losses recognized in earnings	(78)	0
Equity in losses of limited partnerships	(1,147)	(192)
Total investment income	9,795	6,163

Interest expense, net	449	553
Other income	47	44
Income before income taxes	95,515	83,221
Income tax expense	20,204	17,463
Net income	$75,311	$65,758

Net income per share
Class A common stock – basic	$1.62	$1.41
Class A common stock – diluted	$1.44	$1.26
Class B common stock – basic and diluted	$243	$212

Weighted average shares outstanding – Basic
Class A common stock	46,188,337	46,187,908
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,312,036	52,310,628
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$0.90	$0.84
Class B common stock	$135.00	$126.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$312,045	$266,417
Available-for-sale securities	139,994	402,339
Receivables from Erie Insurance Exchange and affiliates	456,135	449,873
Prepaid expenses and other current assets	49,997	36,892
Federal income taxes recoverable	0	8,162
Accrued investment income	4,220	5,263
Total current assets	962,391	1,168,946

Available-for-sale securities	534,925	346,184
Equity securities	12,410	11,853
Limited partnership investments	30,038	34,821
Fixed assets, net	144,652	130,832
Deferred income taxes, net	22,180	24,101
Other assets	92,860	61,590
Total assets	$1,799,456	$1,778,327

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$253,002	$241,573
Agent bonuses	26,129	103,462
Accounts payable and accrued liabilities	123,179	111,291
Dividends payable	41,913	41,910
Contract liability	34,116	33,854
Deferred executive compensation	10,346	13,107
Federal income taxes payable	11,946	0
Current portion of long-term borrowings	1,891	1,870
Total current liabilities	502,522	547,067

Defined benefit pension plans	123,270	116,866
Long-term borrowings	97,382	97,860
Contract liability	17,907	17,873
Deferred executive compensation	16,817	13,075
Other long-term liabilities	27,754	11,914
Total liabilities	785,652	804,655

Shareholders’ equity	1,013,804	973,672
Total liabilities and shareholders’ equity	$1,799,456	$1,778,327

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